--------------------------------------
                FORM 5
--------------------------------------
[X] Check this box if no longer
    subject to Section 16. Form 4 or
    Form 5 obligations may continue.
    See Instruction 1(b).
[ ] Form 3 Holdings Reported
[X] Form 4 Transactions Reported


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                  Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

                                                  ----------------------------
                                                          OMB APPROVAL
                                                  ----------------------------
                                                  OMB Number:       3235-0362
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ......1.0
                                                  ----------------------------

---------------------------------------------------------------------------------------
1.  Name and Address of Reporting Person  2.  Issuer Name and Ticker or Trading Symbol

         Farbman    Steven                    News Communications, Inc. (NCOM)
----------------------------------------- ------------------------- -------------------
         (Last)     (First)   (Middle)    3.  IRS or Social         4.  Statement for
                                              Security                  Month/Year
                                              Number of Reporting
                                              Person (Voluntary)         December 2000

         One North Bridge Terrace
    -------------------------------------                            -------------------
                    (Street)                                         5.  If Amendment, Date
                                                                         of Original (Month/Year)
  Mt. Kisco       New York      10549
-------------------------------------------------------------------------------------------------
   (City)          (State)      (Zip)

---------------------------------------------------------------
   6.  Relationship of Reporting Person to Issuer

  (Check all applicable)
     X
   -----       Director                 _______10% Owner

     X         Officer (give title      _______Other (specify
   -----                below                         below)

                 President and Chief Executive Officer
---------------------------------------------------------------
  7.  Individual or Joint/Group Reporting
              (check applicable line)
        X   Form Filed by One Reporting Person
     -----  Form Filed by More than One Reporting Person
---------------------------------------------------------------------------------
 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------
1.  Title of Security          2. Trans-    3. Trans-      4. Securities Acquired (A) or
                                  action       action         Disposed of (D)
      (Instr. 3)                  Date         Code           (Instr. 3, 4 and 5)
                                               (Instr. 8)
                                  (Month/
                                  Day/
                                  Year)
                                              ------------------------------------------------
                                              Code     V      Amount       (A) or        Price
                                                                           (D)
----------------------------------------------------------------------------------------------
Common Stock                     12/11/00      D       V     100,000         D

  5. Amount of       6. Owner-      7. Nature of
     Securities         ship           Indirect
     Beneficially       Form:          Beneficial
     Owned              Direct         Ownership
     at End of          (D) or         (Instr. 4)
     Issuer's           Indirect
     Fiscal Year        (I)
     (Instr. 3 and 4)   (Instr. 4)
   -------------------------------------------------------------------------------------------
        156,668            D
   -------------------------------------------------------------------------------------------

   -------------------------------------------------------------------------------------------

   -------------------------------------------------------------------------------------------

   -------------------------------------------------------------------------------------------

   -------------------------------------------------------------------------------------------

*If the form is filed by more than one reporting person, see instruction 4(b)(v).

                                                                         (Over)
(Print or type responses)                                       SEC 2270 (7/96)

  TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


------------------------------------------------------------------------------------------
1.  Title of Derivative           2. Conver-   3. Trans-   4. Trans-   5. Number of
    Security                         sion or      action      action      Derivative
    (Instr. 3)                       Exercise     Date        Code        Securities
                                     Price of                 (Instr.     Acquired (A) or
                                     Deriv-       (Month/     8)          Disposed of
                                     ative        Day/                    (D)
                                     Security     Year)                   (Instr. 3, 4
                                                                          and 5)

                                                                      --------------------
                                                                         (A)       (D)
------------------------------------------------------------------------------------------
Director Stock Option
(right to buy)                       $1.00        8/17/00     A           3,333
------------------------------------------------------------------------------------------
Director Stock Option
(right to buy)                       $1.00        12/11/00    D                   6,666
------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)                       $1.8125      12/11/00    D                   6,666
------------------------------------------------------------------------------------------

6. Date Exer-       7. Title and Amount of     8.Price     9. Number   10. Owner-      11. Nature
   cisable and         Underlying Securities     of           of           ship            of Indirect
   Expiration          (Instr. 3 and 4)          Deriv-       Deriv-       Form            Beneficial
   Date                                          ative        ative        of Deriv-       Ownership
                                                 Secur-       Secur-       ative           (Instr. 4)
   (Month/Day/                                   ity          ities        Security
   Year)                                         (Instr.      Bene-        Direct
                                                 5)           ficially     (D) or
                                                              Owned        Indirect (I)
                                                              at End       (Instr. 4)
  --------------------------------------------                of Month
    Date     Expira-  Title   Amount or                       (Instr. 4)
    Exer-    tion             Number
    cisable  Date             of Shares
   ----------------------------------------------------------------------------------------------------
    Immedi-           common
    ately    8/18/05  stock      3,333                                       D
   ----------------------------------------------------------------------------------------------------
    Immedi-           common
    ately      (1)    stock      6,666                                       D
   ----------------------------------------------------------------------------------------------------
                      common
     (2)     7/28/09  stock    830,000                            0          D
   ----------------------------------------------------------------------------------------------------

   ----------------------------------------------------------------------------------------------------

   ----------------------------------------------------------------------------------------------------

   Explanation of Responses:

(1) 3,333 options expire on August 18, 2004 and 3,333 options expire on August 18, 2005.

(2) The options vest in four equal installments of 207,500 shares commencing on July 28, 2000 and occurring on July 28 of the following three years until all of the options have vested.


**Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                         /s/ Steven Farbman                          2/13/01
                         ------------------------------------------------------
                         **Signature of Reporting Person               Date

                                Steven Farbman

                                                                       Page 2
                                                              SEC 2270 (7/96)